Exhibit 5.1

Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, New York 10112-0015 212.653.8700 main 212.653.8701 fax www.sheppardmullin.com

December 6, 2018

Majesco

412 Mount Kemble Ave., Suite 110C
Morristown, NJ 07960

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Majesco, a California corporation (the “Company”), of a Registration Statement on Form S-1 (as may be amended or supplemented from time to time, the “Registration Statement”) under the Securities Act of 1933, as amended, with the Securities and Exchange Commission, covering (a) nontransferable subscription rights (the “Rights”) to purchase shares (the “Shares”) of the Company’s common stock, par value $0.002 per share (the “Common Stock”) and 9b) the “Shares”). The Rights will be distributed to holders of record of the Company’s Common Stock as described in the Registration Statement.

This Opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

In connection with this opinion, we have reviewed and relied upon the Registration Statement (including all exhibits thereto), the Company’s Amended and Restated Articles of Incorporation, as in effect on the date hereof, the Company’s Amended and Restated Bylaws as in effect on the date hereof (the “Bylaws”), resolutions adopted by the board of directors of the Company with respect to the Registration Statement and the authorization and issuance of the Rights and the Shares, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original of all documents submitted to us as certified or reproduced copies. We have also assumed that the Rights and the Shares will be uncertificated in accordance with Section 407 of the California Corporations Code. We have further assumed that (a) shares of the Common Stock currently reserved for issuance pursuant to the exercise of the Rights will remain available for the issuance of the Shares, and (b)  the Company’s charter documents will not be rescinded, amended or otherwise modified prior to the issuance of the Shares. We have also obtained from public officials and officers of the Company certificates or comparable documents as to certain factual matters and, insofar as this opinion is based on matters of fact, we have relied on such certificates and comparable documents without independent investigation. We have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that:

1.	The Rights have been duly authorized, and when issued, will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except to the extent that enforcement thereof may be limited by (a) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

2.	The Shares have been duly authorized, and when issued and delivered against payment therefor upon due exercise of the Rights as contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

We express no opinion as to matters governed by any laws other than the California Corporations Code and we express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

This opinion letter is rendered as of the date first written above, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Rights, the Shares or the Registration Statement.

Respectfully Submitted,

/s/ Sheppard, Mullin, Richter & Hampton LLP

SHEPPARD, MULLIN, RICHTER & HAMPTON LLP